                                                                 Exhibit (d)(16)

                                                 March __, 2007

Aston Asset Management LLC
120 N. LaSalle Street, 25th Floor
Chicago, IL 60602

      Re: Sub-Investment Advisory Agreement with River Road Asset Management,
          LLC dated November 30, 2006 (the "Sub-Investment Advisory Agreement")

Ladies and Gentlemen:

      Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of a new series of the Aston Funds to be called "Aston/River Road Small-Mid Cap Fund" (the "New Series"). Attached hereto is amended Schedule A to the Sub-Investment Advisory Agreement to reflect, among other things, the appropriate effective date and initial term for the New Series.

      By acknowledging below, you agree to render the investment advisory and management services to the New Series under the terms of the Sub-Investment Advisory Agreement and the amended Schedule A attached hereto.

                                               RIVER ROAD ASSET MANAGEMENT, LLC

                                               By: _________________________
                                               Name:
                                               Its:

Accepted this __ day
of March, 2007

ASTON ASSET MANAGEMENT LLC

By: ______________________________
Name: Kenneth C. Anderson
Its: President

                                   SCHEDULE A

FUND                                              EFFECTIVE DATE        INITIAL TERM
---------------------------------------------    -----------------    -----------------
Aston/River Road Dynamic Equity Income Fund      November 30, 2006    December 31, 2007
Aston/River Road Small Cap Value Fund            November 30, 2006    December 31, 2007
Aston/River Road Small-Mid Cap Fund              March __, 2007       December 31, 2008